As filed with the United States Securities and Exchange Commission on December 30, 2020

Registration No. 333-170857

Registration No. 333-246231

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-170857)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-246231)

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GRIFFIN INDUSTRIAL REALTY, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	06-0868496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

641 Lexington Avenue

New York, New York 10022

(Address of principal executive offices) (Zip Code)

GRIFFIN INDUSTRIAL REALTY, INC. AND GRIFFIN INDUSTRIAL, LLC 2020 INCENTIVE AWARD PLAN

GRIFFIN INDUSTRIAL REALTY, INC. 2009 STOCK OPTION PLAN

(Full title of the plan)

Anthony Galici

641 Lexington Avenue

New York, New York 10022

Telephone: (212) 218-7910

(Name, address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Benjamin J. Cohen, Esq.

Dennis G. Craythorn, Esq.

John Giouroukakis, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer	◻
Non-accelerated filer	⌧	Smaller reporting company	⌧
		Emerging growth company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

Griffin Industrial Realty, Inc. (f/k/a Griffin Industrial Maryland, Inc.), a Maryland corporation (“Griffin MD,” the “Company,” “we” or “us”), files these Post-Effective Amendments (the “Amendments”) to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on (i) August 14, 2020 (Registration No. 333-246231) and (ii) November 29, 2010 (Registration No. 333-170857) (together, the “Initial Registration Statements”) as the successor registrant to Griffin Industrial Realty, Inc., a Delaware corporation (“Griffin DE”, and collectively with Griffin MD, the “Registrant”), in connection with the merger of Griffin DE with and into Griffin Industrial Maryland, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Griffin MD (“Griffin MD Sub”), with Griffin MD Sub surviving as the surviving entity and a wholly-owned subsidiary of Griffin MD (the “Merger”), in accordance with the Agreement and Plan of Merger, dated October 16, 2020, by and among Griffin MD, Griffin DE and Griffin MD Sub. The Merger became effective at 12:01 p.m., Eastern time, on December 30, 2020 (the “Effective Time”), at which time (i) each outstanding share of common stock of Griffin DE automatically converted into one share of common stock of Griffin MD, and (ii) each outstanding option, warrant and other right to purchase shares of common stock of Griffin DE converted into an option, warrant or other right (as applicable) to acquire an equal number of shares of common stock of Griffin MD upon the same terms and conditions as existed immediately prior to the Effective Time.

Following the Merger, Griffin MD is the successor issuer to Griffin DE pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of common stock of Griffin MD are deemed to be registered under Section 12(b) of the Exchange Act and will continue to be listed for trading on the Nasdaq Stock Market under the symbol “GRIF.”

In connection with the Merger, Griffin MD assumed Griffin DE’s obligations and agreed to perform all obligations of Griffin DE under the Griffin Industrial Realty, Inc. and Griffin Industrial, LLC 2020 Incentive Award Plan (the “2020 Plan”) and the Griffin Industrial Realty, Inc. 2009 Stock Option Plan (the “2009 Plan”). Consequently, any outstanding and unexercised portions of stock options to buy shares of common stock of Griffin DE under the 2009 Plan or the 2020 Plan will become stock options to buy the same number of shares of common stock of Griffin MD.

In accordance with paragraph (d) of Rule 414 under the Securities Act, Griffin MD, as the successor registrant to Griffin DE, hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Amendments) for all purposes of the Securities Act and the Exchange Act. These Amendments shall become effective immediately upon filing with the Commission pursuant to Rule 464 under the Securities Act. Griffin DE paid all registration fees at the time of filing the Initial Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

a.	the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2019, filed with the Commission on February 13, 2020 (File No. 001-12879);

b.	the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2020, filed with the Commission on April 9, 2020 (File No. 001-12879);

c.	the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2020, filed with the Commission on July 9, 2020 (File No. 001-12879);

d.	the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2020, filed with the Commission on October 8, 2020 (File No. 001-12879);

e.	the Company’s Current Report on Form 8-K, filed with the Commission on December 2, 2020 (File No. 001-12879);

f.	the Company’s Current Report on Form 8-K, filed with the Commission on November 23, 2020 (except for information furnished in Item 7.01 therein and all exhibits related thereto) (File No. 001-12879);

g.	the Company’s Current Report on Form 8-K, filed with the Commission on August 28, 2020 (File No. 001-12879);

h.	the Company’s Current Report on Form 8-K, filed with the Commission on July 6, 2020 (except for information furnished in Item 7.01 therein and all exhibits related thereto) (File No. 001-12879);

i.	the Company’s Current Report on Form 8-K, filed with the Commission on May 12, 2020 (File No. 001-12879);

j.	the Company’s Current Report on Form 8-K, filed with the Commission on March 4, 2020 (except for information furnished in Item 7.01 therein and all exhibits related thereto) (File No. 001-12879);

k.	the Company’s Current Report on Form 8-K, filed with the Commission on January 28, 2020 (except for information furnished in Item 7.01 therein and all exhibits related thereto) (File No. 001-12879);

l.	the Company’s Current Report on Form 8-K, filed with the Commission on December 23, 2019 (except for information furnished in Item 7.01 therein and all exhibits related thereto) (File No. 001-12879); and

m.	the description of Common Stock filed as Exhibit 4.4 to this Registration Statement, including any amendments or reports filed for purposes of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires the Company (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits the Company to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
●	the director or officer actually received an improper personal benefit in money, property or services; or
●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Company may not indemnify a director or officer in a suit by the Company or in our right in which the director or officer was adjudged liable to the Company or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits the Company to advance reasonable expenses to a director or officer upon our receipt of

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company; and
●	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the Company if it is ultimately determined that the director or officer did not meet standard of conduct.

Our charter authorizes the Company to obligate itself to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and
●	any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member, manager, trustee, employee or agent of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Our charter further provides, consistent with the MGCL, that the indemnification and payment or reimbursement of expenses provided in our charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

We have entered into indemnification agreements with our current directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1*	Articles of Amendment and Restatement of the Company

4.2*	Articles of Amendment of the Company
4.3*	Amended and Restated Bylaws of the Company
4.4*	Description of Common Stock
5.1*	Opinion of Venable LLP

23.1*	Consent of Independent Registered Public Accounting Firm (RSM US LLP)

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

99.1

Griffin Industrial Realty, Inc. and Griffin Industrial, LLC 2020 Incentive Award Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-12879), filed on May 12, 2020)

99.2

Griffin Industrial Realty, Inc. (f/k/a Griffin Land & Nurseries, Inc.) 2009 Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-12879), filed on February 13, 2014)

*  Filed herewith.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 30th day of December, 2020.

GRIFFIN INDUSTRIAL REALTY, INC.

By:	/s/ Anthony J. Galici
Name: Anthony J. Galici
Title: Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony J. Galici, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Gamzon	Director, President and Chief Executive Officer (Principal Executive Officer)	December 30, 2020
Michael S. Gamzon
/s/ Anthony J. Galici	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	December 30, 2020
Anthony J. Galici

/s/ Gordon F. DuGan	Chairman of the Board of Directors	December 30, 2020
Gordon F. DuGan

/s/ David R. Bechtel	Director	December 30, 2020
David R. Bechtel

/s/ Edgar M. Cullman, Jr.	Director	December 30, 2020
Edgar M. Cullman, Jr.

/s/ Frederick M. Danziger	Director	December 30, 2020
Frederick M. Danziger

/s/ Jonathan P. May	Director	December 30, 2020
Jonathan P. May

/s/ Molly North	Director	December 30, 2020
Molly North

/s/ Amy Rose Silverman	Director	December 30, 2020
Amy Rose Silverman

/s/ Albert H. Small, Jr.	Director	December 30, 2020
Albert H. Small, Jr.

/s/ Ardevan Yaghoubi	Director	December 30, 2020
Ardevan Yaghoubi